SELLING AGREEMENT

We at Fidelity Distributors Company LLC invite you, _________________________, to distribute shares of the mutual funds, or the separate series or classes of the mutual funds, listed on Schedules A and/or B attached to this Agreement (the “Portfolios”) pursuant to the terms and criteria referenced in each Schedule.  We may periodically change the list of Portfolios made available to you.  Unless otherwise agreed to in writing by the parties, the list of current and available Portfolios’ can be found on Institutional.Fidelity.com under Fund Schedule Statement on the following link:  https://institutional.fidelity.com/app/literature/item/9890274.html.  We are the Portfolios’ principal underwriter and, as agent for the Portfolios, we offer to sell Portfolio shares to you on the following terms:

1.

Certain Defined Terms:  As used in this Agreement, the term “Prospectus” means the applicable Portfolio’s Prospectus and related Statement of Additional Information, whether in paper format or electronic format, included in the Portfolio’s then currently effective registration statement (or post-effective amendment thereto), and any supplement to such Prospectus or Statement of Additional Information (a “sticker”), all as filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933.

2.

Purchases of Portfolio Shares for Sale to Customers:  (a) In offering and selling Portfolio shares to your customers, you agree to act as dealer for your own account; you are not authorized to act as agent for us or for any Portfolio.

(b)  You agree to offer and sell Portfolio shares to your customers only in accordance with the terms and conditions set forth in each Portfolio’s Prospectus and only at the applicable public offering price in accordance with the Prospectus.  If your customer qualifies for a reduced sales charge pursuant to a special purchase plan (for example, a quantity discount, letter of intent, or right of accumulation) as described in the Prospectus, you agree to offer and sell Portfolio shares to your customer at the applicable reduced sales charge.  You agree to deliver or cause to be delivered to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any stickers thereto), unless such Prospectus has already been delivered to the customer, and to each customer who so requests, a copy of the then current Statement of Additional Information (including any stickers thereto).

(c)  You agree to purchase Portfolio shares from us only to cover purchase orders that you have already received from your customers, or for your own investment.  You also agree not to purchase any Portfolio shares from your customers at a price lower than the applicable redemption price, determined in the manner described in the Prospectus.  You will not withhold placing customers' orders so as to profit yourself as a result of such withholding (for example, by a change in a Portfolio's net asset value from that used in determining the offering price to your customers).  You represent that any order, instruction and/or related information transmitted to us by you for the purchase, redemption or exchange of Portfolio shares has been authorized by your customers.

(d)  We will accept your purchase orders only at the public offering price applicable to each order, as determined in accordance with the Prospectus.  We will not accept from you a conditional order for Portfolio shares.  All orders are subject to acceptance or rejection by us in our sole discretion.  We may, without notice, suspend sales or withdraw the offering of Portfolio shares, or make a limited offering of Portfolio shares.

(e)  The placing of orders with us will be governed by instructions that we will periodically issue to you.  You must pay for Portfolio shares in New York or Boston clearing house funds or in federal funds in accordance with such instructions, and we must receive your payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934 (the “1934 Act”).  If we do not receive your payment on or before such settlement date, we may, without notice, cancel the sale, or, at our option, sell the shares that you ordered back to the issuing Portfolio, and we may hold you responsible for any loss suffered by us or the issuing Portfolio as a result of your failure to make payment as required.

(f)  You certify that all orders for the purchase, exchange or redemption of shares of the Portfolios transmitted by you to Fidelity Investments Institutional Operations Company LLC (“FIIOC”), as the transfer agent or sub-transfer agent for such Portfolios, will be in compliance with all applicable rules and regulations.  Specifically, you certify that you will transmit to FIIOC only those purchase, exchange and redemption orders (“Orders”) for the Portfolios which are received by you or your agent from the shareholder before the Portfolio’s net asset value is calculated as specified in the Portfolio’s Prospectus (generally 4:00 p.m. Eastern Standard Time).  In the alternative, you certify that if such Orders are received by you or your agent from the shareholder after the Portfolio’s net asset value is calculated as specified in the Portfolio’s Prospectus (generally 4:00 p.m. Eastern Standard Time), then you shall transmit such Orders with instructions indicating that such Orders shall receive the next day’s net asset value as specified in the Portfolio’s Prospectus.

(g)  You agree to offer and sell Portfolio shares only in states where you may legally offer and sell such Portfolio’s shares.  You will not offer shares of any Portfolio for sale unless such shares are registered and/or filed for sale under the applicable state and federal laws and the rules and regulations thereunder.  Absent written notification to the contrary, you may assume that we have taken all necessary steps such that the shares of each Portfolio may be lawfully offered and sold by you (subject to your registration and qualification) in every United States state or jurisdiction, including the District of Columbia and Puerto Rico.

(1) You agree to comply with your obligations under applicable anti-money laundering (“AML”) laws, rules and regulations, including but not limited to your obligations under the United States Bank Secrecy Act of 1970, as amended (by the USA PATRIOT Act of 2001 and other laws), and the rules, regulations and official guidance issued thereunder (collectively, the “BSA”).

(2) You agree to assist the Portfolios in complying with their obligations under the BSA. Such assistance shall include but not be limited to helping the Portfolios comply with any obligation applicable to them:

(i)

to detect and report suspicious activity;

(ii)

to perform any legally required due diligence;

(iii)

to adhere to any special measures imposed by the U.S. Department of the  Treasury pursuant to the BSA (the “Special Measures”);

(iv)

to collect and retain legally required customer information and  verify customer  identity;

(v)

to collect, retain and verify the beneficial owners and control persons of  legal entity customers; and

(vi)

to share information about suspected money laundering or terrorist activity.

(3) To the extent that the Portfolios’ transfer agent requests to rely on you to perform the Portfolio’s BSA customer identification program obligations and/or their beneficial ownership requirements  (the “Obligations”) in accordance with your own policies and procedures, which you represent and warrant to be reasonably designed to comply with the BSA, you agree to permit such reliance.  If the reliance as described in this paragraph is requested, you agree to provide us any requested certifications that, for example, you have implemented an AML program and that you will perform the Obligations or other mutually agreed upon AML functions on behalf of the Portfolios.

(4) You agree that you and your affiliates will take steps reasonably designed to maintain confidentiality of Suspicious Activity Reports (“SARs”) and, the information contained in SARs as required under the BSA; and (ii) shall decline to produce a SAR or disclose a SAR that has been prepared or filed to any party except as permitted under the BSA.

(5)  You agree to undertake inquiry and due diligence regarding the customers to whom you offer and/or sell Portfolio shares or on whose behalf you purchase Portfolio shares.  You further represent that the inquiry and due diligence is reasonably designed to determine whether you are prohibited from dealing with any such customer by (i) economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, the “Sanctions”); or (ii) any of the Special Measures.

(6)  You hereby represent, covenant and warrant to us that neither you nor any of your affiliates maintain offices in any country or territory to which any of the Sanctions or Special Measures prohibit the export of financial services.

(7)  You agree to notify us or the Portfolios’ transfer agent promptly when and if you learn that the establishment or maintenance of an account holding Portfolio shares, or a transaction in Portfolio shares pursuant to this Agreement violates any of the Sanctions or Special Measures.

(8) You hereby represent that you have complied with all obligations and responsibilities under applicable laws with respect to customer identification procedures, identity theft and red flag regulations, including Regulations S-ID (17 C.F.R. Sec. 248.201).

(h)  Certificates evidencing Portfolio shares are not available; any transaction in Portfolio shares will be effected and evidenced by book-entry on the records maintained by FIIOC.  A confirmation statement evidencing transactions in Portfolio shares will be transmitted to you.

(i)  You may designate FIIOC to execute your customers' transactions in Portfolio shares in accordance with the terms of any account, program, plan, or service established or used by your customers, and to confirm each transaction to your customers on your behalf.  At the time of the transaction, you guarantee the legal capacity of your customers and any co-owners of such shares so transacting in such shares.

3.

Your Compensation:  (a)  Your concession, if any, on your sales of Portfolio shares will be as provided in the Prospectus or in the applicable schedule of concessions issued by us and in effect at the time of our sale to you.  Upon written notice to you, we or any Portfolio may change or discontinue any schedule of concessions, or issue a new schedule.

(b)  If a Portfolio has adopted a plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan"), we may make distribution payments or service payments to you under the Plan.  Such payments shall be made or caused to be made at our direction.  If a Portfolio does not have a currently effective Plan, we or Fidelity Management & Research Company may make distribution payments or service payments to you from our own funds.

1)  Any distribution payments or service payments will be made in the amount and manner set forth in the Prospectus or in the applicable schedule of distribution payments or service payments issued by us and then in effect.

2)  Any service payments made to you by the Portfolios are made in consideration for personal services and/or account maintenance services provided by you to shareholders of the applicable Portfolio, and you hereby represent by your acceptance of such payments that you are providing such services.  Your provision of these services is not on behalf of the Portfolios or us, and you agree that we are not responsible for the manner of your performance of or for any of your acts or omissions in connection with such services.

3)  By accepting any such distribution or service payments from us, you hereby represent that your receipt of such payment will comply with all applicable laws and regulations, or order of any court, governmental or regulatory body, and that you will provide to your clients disclosure of all appropriate facts relating to such payments in compliance with all such laws, regulations and orders.

4)  By accepting any such distribution or service payments from us, you also acknowledge that Fidelity does not direct and will not be expected to direct portfolio securities transactions for the Portfolios, or any remuneration described in Rule 12b-1(h) under the Investment Company Act of 1940, to you in consideration of your promotion or sale of shares of the Portfolios.   We acknowledge that the Portfolios have implemented and the Board of Directors has approved policies and procedures reasonably designed to comply with Rule 12b-1(h).

5)  Upon written notice to you, we or any Portfolio may change or discontinue any schedule of distribution payments or service payments, or issue a new schedule.  A schedule of distribution payments or service payments will be in effect with respect to a Portfolio that has a Plan only so long as that Portfolio’s Plan remains in effect.

(c)  After the effective date of any change in or discontinuance of any schedule of concessions, distribution payments, or service payments, or the termination of a Plan, any concessions, distribution payments, or service payments will be allowable or payable to you only in accordance with such change, discontinuance, or termination.  You agree that you will have no claim against us or any Portfolio by virtue of any such change, discontinuance, or termination.  In the event of any overpayment by us of any concession, distribution payment, or service payment, you will remit such overpayment.

(d)  You understand and agree that to the extent FDC or its affiliates provides distribution and/or service payments, including marketing or promotional support, or other payments to your firm other than compensation paid in the regular course of business as further described in fund prospectuses, such payments shall be deemed by FDC and its affiliates to be non-reportable for purposes of the Labor-Management Reporting and Disclosure Act and the Form LM-10 requirements.  These payments are provided to your firm in return for your provision of certain distribution and service-related activities.  As such, the payments shall not be considered reimbursements of the type that would trigger an LM-10 reporting obligation pursuant to the Department of Labor’s guidance.  Should your firm use funds provided by FDC or its affiliates to make expenditures that could trigger an LM-10 reporting obligation, any such obligation shall be the sole responsibility of your firm.  If, however, your firm at the time it requests distribution and/or service payments, or other similar payments for the specific purpose of making expenditures that could trigger an LM-10 reporting obligation, your firm must notify FDC or its affiliate at the time of the request.  Your firm also agrees to provide to FDC or its affiliates any and all information required to report such payment(s) in accordance with then current Form LM-10 requirements.  FDC and its affiliates reserve the right to decline your firm’s request for distribution or service payments, and other similar payments that could trigger an LM-10 reporting obligation for FDC or its affiliates.

(e)  Notwithstanding anything to the contrary in this Agreement, with respect to all transactions where you are provided the opportunity to purchase and redeem shares of classes of the Portfolios which (i) have no front-end load, deferred sales charge or other asset based free for sales and distribution and (ii) where you are not in receipt of any distribution-related payment with respect to transactions in such shares (“Clean Shares”) and you elect to charge your customer a commission for effecting such transactions in Clean Shares:

(1)

You (i) shall act on an agency basis on behalf of your customers, (ii) shall not act (A) as principal for your own account or (B) as a “dealer”, “underwriter” or “principal underwriter” (as such terms are defined for purposes of the Investment Company Act of 1940, as amended) and (iii) shall not undertake or perform any acts or functions that would cause you to be such a dealer, underwriter or principal underwriter;

(2)

The nature and amount of the commission you may charge your customers, and the times at which the commissions are collected, will be determined by you consistent with the Intermediary’s obligation under applicable law, including but not limited to applicable rules of the Financial Industry Regulatory Authority and the United States Department of Labor.

(3)

You shall make such disclosures as are required by applicable law regarding the commission you charge and the capacity in which you act with respect to such transactions;

(4)

You shall not be in receipt of any form of distribution-related payment; and

(5)

Purchases and redemptions will be made at the net asset value established by the relevant Portfolio (before imposition of any commission).

4.

Certain Types of Accounts:  (a) Omnibus Accounts:  You may instruct FIIOC to register purchased shares in your name and account as nominee for your customers.  If you hold Portfolio shares as nominee for your customers, you agree to administer and maintain such account so that the terms and conditions of the Prospectus, including but not limited to those set forth below, apply to each customer, subject to such procedures, including the Omnibus Requirements attached hereto as Schedule C, that we and/or FIIOC may from time to time issue to you.  You further agree to notify us, in advance, of any new omnibus accounts opened by you.  We reserve the right, at our discretion, to verify your compliance with the terms and conditions of the Prospectus by inspecting your tracking and accounting system or otherwise.

(b)  Disclosed Accounts:  With respect to accounts other than those accounts referred to in paragraph 4(a) above, you agree to provide us with all information (including certification of taxpayer identification numbers and back-up withholding instructions) necessary or appropriate for us to comply with legal and regulatory reporting requirements.

(c ) Networked Accounts:  Accounts opened or maintained pursuant to the NETWORKING system of the National Securities Clearing Corporation (“NSCC”) will be governed by applicable NSCC rules and procedures and any agreement or other arrangement with us relating to NETWORKING.

(d)  All Accounts:  You further agree to provide information requested by us and/or FIIOC, as more fully described in Schedule D of this Agreement, regarding shareholders who hold Portfolio shares directly or indirectly through an account with you and to execute any instructions from us or FIIOC to restrict or prohibit further purchases or exchanges of Portfolio shares.

5.

Status as Registered Broker/Dealer:  (a) Each party to this Agreement represents to the other party that (i) it is registered as a broker/dealer under the 1934 Act, (ii) it is qualified to act as a broker/dealer in the states where it transacts business, and (iii) it is a member in good standing of the Financial Industry Regulatory Authority ("FINRA").  Each party agrees to maintain its broker/dealer registration and qualifications and its FINRA membership in good standing throughout the term of this Agreement.  Each party agrees to comply with all applicable state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder.  Each party agrees to abide by all of the FINRA’s rules and regulations, including the FINRA’s Conduct Rules -- in particular, Section 2341 of such Rules, which section is deemed a part of and is incorporated by reference in this Agreement.  This Agreement will terminate automatically without notice in the event that either party’s FINRA membership is terminated.

(b)  Nothing in this Agreement shall cause you to be our partner, employee, or agent, or give you any authority to act for us or for any Portfolio.  Neither we nor any Portfolio shall be liable for any of your acts or obligations as a dealer under this Agreement.

6.

Information Relating to the Portfolios:  (a)  No person is authorized to make any representations concerning shares of a Portfolio other than those contained in the Portfolio's Prospectus.  In buying Portfolio shares from us under this Agreement, you will rely only on the representations contained in the Prospectus.  Upon your request, we will furnish you with a reasonable number of copies of the Portfolios’ current prospectuses or statements of additional information or both (including any stickers thereto).

(b)  Any printed or electronic information that we furnish you (other than the Portfolios' Prospectuses and periodic reports) is our sole responsibility and not the responsibility of the respective Portfolios.  You agree that the Portfolios will have no liability or responsibility to you with respect to any such printed or electronic information.  We or the respective Portfolio will bear the expense of qualifying its shares under the state securities laws.

(c)  You may not use any sales literature or advertising materials, including materials disseminated through radio, television, or other electronic media, concerning Portfolio shares, Fidelity products and services or Fidelity Investments (“sales literature or advertising materials”), other than the printed or electronic information that we furnish to you without obtaining our prior written approval.  You may not distribute or make available to investors any information that we furnish you marked “FOR DEALER USE ONLY” or that otherwise indicates that it is confidential or not intended to be distributed to investors.

(d)  We remain the owner with all right, title and interest in any sales literature or advertising materials whether we furnish it to you directly or we approve its use in writing. You agree that you will do nothing inconsistent with our ownership thereof.  You agree to use any sales literature or advertising materials only in the form and manner furnished by us and not to create or disseminate any derivative materials without our express written approval.  We are not responsible for the content of any such derivative materials.

(e)  Upon written notice from us or the termination of this Agreement, you agree to cease immediately all use of any sales literature or advertising materials furnished or approved in writing by us and shall destroy, at your expense, such sales literature or advertising materials.  You agree to provide us with a written certification, upon request, that all sales literature or advertising materials have been destroyed.

7.

Indemnification:  (a) We will indemnify and hold you harmless from any claim, demand, loss, expense, or cause of action resulting from the misconduct or negligence, as measured by industry standards, of us, our agents and employees, in carrying out our obligations under this Agreement.  Such indemnification will survive the termination of this Agreement.

(b)  You will indemnify and hold us harmless from any claim, demand, loss, expense, or cause of action resulting from the misconduct or negligence, as measured by industry standards, of you, your agents and employees, in carrying out your obligations under this Agreement.  Such indemnification will survive the termination of this Agreement.

8.

Confidentiality. For purposes of this Agreement, "Proprietary Information" shall be defined as any confidential or proprietary information of you or us (each a “Party” and collectively the “Parties”) or their respective affiliates provided to the other party during the term of this Agreement, including, but not limited to confidential customer lists, information relating to customer accounts, and other proprietary and confidential information related to a Party's business or customers, or owned by a Party's customers; provided, however, that nothing in this paragraph or otherwise shall be deemed to prohibit or restrict either Party or their affiliates in any way from soliciting any product or service directed at, without limitation, the general public, any segment thereof or any specific individual provided such solicitation is not based upon any such Proprietary Information. The term "Proprietary Information” shall not include (i) information lawfully in the possession of a Party or its affiliates prior to its receipt from the other Party and without obligation of confidentiality; (ii) information which, without any fault of the other Party, is or becomes available in the public domain; (iii) information subsequently disclosed on a non~confidential basis by a third party not known by the receiving Party as having a confidential relationship with the Parties and which rightfully acquired such information; (iv) information that is independently developed by a Party; (v) information communicated with the express written consent of the other Party, or (vi) information legally requested or required to be disclosed pursuant to a competent judicial order or other legal, administrative or regulatory process.

Neither Party gains any ownership of the other Party’s Proprietary Information hereunder and each Party agrees that any Proprietary Information provided to it by the other Party shall at all times remain the sole property of the other Party.

Each Party acknowledges that the Proprietary Information of the other Party is valuable and must be kept confidential. Each party shall hold the Proprietary Information of the other Party confidential and shall limit access to such Proprietary Information to its employees and agents whose use of such Proprietary Information is necessary for the conduct of its business. Each Party shall take commercially reasonable steps to prevent unauthorized disclosure or use of the Proprietary Information of the other Party.

Each Party acknowledges that either Party delivering confidential customer information may be subject to certain laws and regulations regarding the privacy and protection of consumer information, and that any receipt or use of confidential customer information by either Party may also be subject to compliance with such laws and regulations.  Each Party agrees that any confidential customer information shall be used solely for the purposes of this Agreement.

9.

Duration of Agreement:  This Agreement, with respect to any Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of a Portfolio's Trustees who are not interested persons of the Portfolio (as defined in the Investment Company Act of 1940 (the “1940 Act”)), or a majority of the outstanding shares of the Portfolio, vote to terminate or not to continue the Plan.  This Agreement, other than with respect to a Plan, will continue in effect from year to year after its effective date, unless terminated as provided herein.

10.

Amendment and Termination of Agreement:  (a)  We may amend any provision of this Agreement by giving you written notice of the amendment.  Either party to this Agreement may terminate the Agreement without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate.  This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

(b)  In the event that (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against you; (ii) you file a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against you seeking such relief; or (iii) you are found by the SEC, the FINRA, or any other federal or state regulatory agency or authority to have violated any applicable federal or state law, rule or regulation arising out of your activities as a broker/dealer or in connection with this Agreement, this Agreement will terminate effective immediately upon our giving notice of termination to you.  You agree to notify us promptly and to immediately suspend sales of Portfolio shares in the event of any such filing or violation, or in the event that you cease to be a member in good standing of the FINRA.

(c)  Your or our failure to terminate this Agreement for a particular cause will not constitute a waiver of the right to terminate this Agreement at a later date for the same or another cause.  The termination of this Agreement with respect to any one Portfolio will not cause its termination with respect to any other Portfolio.

11.

Arbitration:  In the event of a dispute, such dispute will be settled by arbitration before arbitrators sitting in Boston, Massachusetts in accordance with the FINRA’s Code of Arbitration Procedure in effect at the time of the dispute.  The arbitrators will act by majority decision and their award may allocate attorneys' fees and arbitration costs between us.  Their award will be final and binding between us, and such award may be entered as a judgment in any court of competent jurisdiction.

12.

Notices:  All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile machine or a similar means of same day delivery (with a confirming copy by mail).  All notices to us shall be given or sent to us at our offices located at 500 Salem Street OS2N, Smithfield, RI  02917, Attn: Contracts Management.  All notices to you shall be given or sent to you at the address specified by you below.  Each of us may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph 12.

13.

Miscellaneous:  This Agreement, as it may be amended from time to time, shall become effective as of the date when it is accepted and dated below by us.  This Agreement is to be construed in accordance with the laws of the Commonwealth of Massachusetts.  This Agreement supersedes and cancels any prior agreement between us, whether oral or written, relating to the sale of shares of the Portfolios or any other subject covered by this Agreement.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect.

Very truly yours,

FIDELITY DISTRIBUTORS

COMPANY LLC

Please return two signed copies of this Agreement to Fidelity Distributors Company LLC.  Upon acceptance, one countersigned copy will be returned to you for your files.

______________________________

Name of Firm

Address:

______________________________

______________________________

______________________________

By __________________________________

Authorized Representative

Name________________________________

Title_________________________________

Date_________________________________

CRD # _________

ACCEPTED AND AGREED:

FIDELITY DISTRIBUTORS COMPANY LLC

By __________________________________

Name _______________________________

Title_________________________________

Date_________________________________

Internal Use Only:

Firm Org ID:

Schedule A to the Selling Dealer Agreement

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Schedule B to the Selling Dealer Agreement

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For Broker/Dealer Use Only

Not FDIC Insured – May Lose Value – No Bank Guarantee

Fidelity Investments Institutional Services Company, Inc.,  500 Salem Street, Smithfield, RI  02917

Schedule C to the Selling Dealer Agreement

Omnibus Requirements

The Selling Dealer Agreement (the “Agreement”) obligates you to meet all applicable rules and regulations as well as the requirements described in the Fidelity funds’ Prospectuses.  This document describes certain requirements when you hold Fidelity Portfolio’s in an Omnibus Account.  The funds’ Prospectuses contain the most up-to-date information and this document should not be considered a substitute for the information in the Prospectuses.  Terms not defined herein shall have the same meaning as in the Agreement or the Funds’ Prospectus.  Additionally, we may issue you periodically, certain operational guidelines regarding maintenance of Omnibus Accounts, (the “Omnibus Guidelines”).   The Omnibus Guidelines are also available upon request.

A)  You agree to comply with your firm’s policies and procedures designed to prevent excessive trading as approved by the Fidelity Portfolios through our certification process or agree to comply with the Fidelity Portfolios’ policies and procedures regarding excessive trading as set forth in each Portfolio’s Prospectus.

B) You will be responsible for determining, in accordance with the Prospectus, whether, and the extent to which a CDSC, or similar fee is applicable to a purchase or redemption of Portfolio shares from an underlying shareholder holding Portfolio shares within an omnibus account.  You agree to transmit to us or FIIOC, monthly, as applicable,  any CDSC, or similar fee to which such redemption was subject.  You hereby represent that if you hold Portfolio shares subject to a CDSC, or similar fee, you have the capability to track, account for and remit such charge or fee.  Please refer to the Portfolio’s Prospectus for more details.  The Omnibus Guidelines have additional operational details as well.

C)  You agree to follow the minimum purchase requirements of Fidelity Institutional and Institutional Premium Class Shares as set forth in the Portfolio’s Prospectus.

D)  You agree to comply with any applicable state blue sky laws.

E)  You agree to follow the requirements for Class A and M sales loads, breakpoints, combined purchases, Letters of Intent and Rights of Accumulation.  For sales load and breakpoint schedules, and information on combined purchases, letters of intent and rights of accumulation please refer to the applicable Portfolio’s Prospectus.

F)  You agree to follow the requirements with respect to Finder’s Fee payments.  Finder’s Fees are paid only in connection with certain purchases of Class A or M shares.  Shares purchased in connection with a Finder’s Fee will be subject to a CDSC for a certain time period.  Please review the applicable Portfolio’s Prospectus for more details.

G)  You agree to follow the shareholder eligibility requirements for purchases into the Institutional Share Class.  Institutional Class Shares are only offered for certain types of accounts.  Prior to making a purchase of Institutional Class shares, please refer to the applicable Portfolio’s Prospectus.

H)  You agree to follow the Class C 12b-1 fee rules.  Please refer to the applicable Portfolio’s Prospectus to determine when distribution and service fee payments commence.

I)  You agree to follow the Portfolio’s rules as they apply to Portfolio closings.  The fund’s portfolio management may review purchase activity and limit or restrict investors from future purchases into the Portfolio.    If a Portfolio is closed, please refer to the Portfolio’s prospectus for restrictions on purchases.  The Omnibus Guidelines have additional operational details as well.

J)  You agree that you will be responsible for all reporting, tax withholding requirements and TIN compliance, as required by law, with respect to any underlying shareholder holding Portfolio shares within an omnibus account.

K) All prospectuses, proxy statements, periodic reports and other printed material, if required, will be made available to you.  You will be responsible for forwarding such printed material or the information contained therein, to all underlying shareholders holding Portfolio shares within an omnibus account.  FIIOC on behalf of itself or the Portfolios will be responsible for your reasonable costs associated with forwarding such printed materials.

L)  All customer statements and confirmations shall be forwarded by you as required by law.

M)  You agree to maintain records demonstrating compliance with these requirements and as required by law.

Schedule D to the Selling Dealer Agreement

Rule 22c-2 Agreement

1.

Agreement to Provide Information. You agree to provide the Portfolios listed on Schedule A and Schedule B of the Selling Dealer Agreement appended hereto, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

a.

Period Covered by Request. The Portfolio will request information pursuant to Section 1 of this Schedule D which sets forth a specific period for which transaction information is sought. The Portfolio may request transaction information as it deems necessary to investigate compliance with policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Portfolio.

 Unless otherwise directed by the Portfolio, you agree to provide the information specified in Section 1 of this Schedule D for each trading day.

b.

Form and Timing of Response. You agree to transmit the requested information that is on your books and records to the Portfolio or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide to the Portfolio the requested information from shareholders who hold an account with an indirect intermediary; or; (ii) if directed by the Portfolio, block further purchases of Portfolio Shares from such indirect intermediary. In such instance, you agree to inform the Portfolio whether you plan to perform (i) or (ii).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to the Portfolio should be consistent with the NSCC Standardized Data Reporting Format.  For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.

c.

Limitations on Use of Information. The Portfolio agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

2.

Agreement to Restrict Trading. You agree to execute written instructions from the Portfolio to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Portfolio as having engaged in transactions of the Portfolio’s Shares (directly or indirectly through your account) that violate policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Portfolio.

a.

Form of Instructions. Instructions from the Portfolio pursuant to Section 2 of this Schedule D will include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.

Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by you.

c.

Confirmation by the Intermediary. You must provide written confirmation to the Portfolio that instructions have been executed.  You agree to provide confirmation as soon as reasonably practicable, but not later than five business days after the instructions have been executed.

3.

Definitions.

a.

The term “Portfolio” includes the Portfolio’s principal underwriter, transfer agent or other designated affiliates. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

b.

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Portfolio under the Investment Company Act of 1940 that are held by you.

c.

The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by you  in nominee name, a plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares, or a holder of interests in a variable annuity or variable life insurance contract issued by the intermediary.

d.

The term “written” includes electronic writings and facsimile transmissions.

Footnotes

1 As defined in SEC Rule 22c-2(b), the term “excepted Fund” means any: (1) money market Fund; (2) Fund that issues securities that are listed on a national exchange; and (3) Fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the Fund permits short-term trading of its securities and that such trading may result in additional costs for the Fund.